FORM 8-K





                       SECURITIES AND EXCHANGE COMMISSION




                              Washington, DC 20549

                                 CURRENT REPORT



                Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934




                          Date of Report: April 1, 1997



                               PECO ENERGY COMPANY
             (Exact name of registrant as specified in its charter)



                         PENNSYLVANIA 1-1401 23-0970240
                       (State or other (SEC (IRS Employer
                   jurisdiction of file number) Identification
                             incorporation) Number)




              230l Market Street, Philadelphia, Pennsylvania 19101
               (Address of principal executive offices) (Zip Code)



               Registrant's telephone number, including area code:
                                 (215) 841-4000



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Item 5. Other Events

On April 1, 1997, the Company issued the following press release:

"PECO ENERGY ANNOUNCES THE INTENTION TO REPURCHASE COMMON STOCK

PECO Energy Company today announced that its Board of Directors has authorized the repurchase of up to 5 million shares of its common stock from time to time in open market, privately negotiated and/or other types of transactions in conformity with the rules of the Securities and Exchange Commission. In authorizing the repurchase of shares, the Board noted that, in light of the current market price of the Company's common stock, the proposed repurchase of shares represent a prudent investment. The Company's decision to repurchase shares is not dependent on the proceedings currently before the Pennsylvania Public Utility Commission."

                                      * * *

On March 31, 1997, the Company issued the following press release:

"PECO ENERGY TO FILE RESTRUCTURING PLAN
DETAILING BLUEPRINT FOR CUSTOMER CHOICE

PECO Energy will file a comprehensive restructuring plan tomorrow (April 1) with the Pennsylvania Public Utility Commission (PUC), detailing the Company's proposed plan to implement full customer choice of electric generation supply.

The filing, which is required under the Commonwealth's Electricity Generation Competition and Customer Choice Act, will propose:

Procedures for ensuring direct customer access, beginning in 1999, to all licensed electric generation suppliers.

Unbundled rates for generation, transmission, distribution and other services.

An initial plan to meet universal service and energy conservation obligations to assist low income customers.

The recovery of $6.8 billion in net transition and stranded costs through a Competitive Transition Charge (CTC) or Intangible Transition Charge (ITC), which will not increase customer bills.

Proposed tariff provisions and rate schedules.

A broad based consumer education program to thoroughly inform customers about competition and the transition to full customer choice.

PECO Energy's proposed restructuring plan is grounded in four fundamental principles:

To furnish customers with the information and procedures they need to exercise their statutory right to choose generation suppliers.

To provide qualified alternative suppliers direct access to customers on a non-discriminatory basis.

To maintain the reliability and quality of service to customers regardless of whom they select as their generation supplier.

To ensure that existing universal service and energy conservation programs for low income customers are not adversely affected.

The Company said the plan is designed to `enable alternative suppliers to obtain direct access to customers in a manner that is fair to all participants and maximizes the probability that a robust, competitive market for electric generation will develop in the Company's existing service area, without compromising existing levels of reliability.'

As the phase-in to full customer choice is implemented in three steps in 1999, 2000 and 2001, PECO Energy proposes that residential customers be randomly selected by an independent third party, and that commercial and industrial customers be selected on a `first-come-first-served' basis.

Under the Competition Act, only electric generation service will be deregulated. PECO Energy will continue to deliver the electricity to its customers through its transmission and distribution facilities, and to provide customer services such as meter reading, billing and outage restoration.

PECO Energy's restructuring plan does not request any additional refinancing of its generation related assets during the transition from regulation to customer choice. The Company filed in January to securitize, or refinance, $3.6 billion of its estimated transition costs. If that securitization is approved by the PUC, PECO Energy estimates that customers could realize up to $111 million annually in rate reductions, or an average reduction of 3.4 percent.

On transition and stranded cost recovery, the filing states that it `is not only just and reasonable, but is also required if PECO is to be treated fairly for the investments it has made, and costs it has occurred, in furtherance of its past and ongoing statutory obligation to serve.

`PECO's stranded costs represent either expenditures that it unquestionably would be allowed to recover absent the introduction of competition or prudent investment in electric generation facilities that were constructed to meet the future needs of the customers in its franchised service territory.

`In addition, those facilities were planned and installed to satisfy retail customer demands throughout the transition period in accordance with sound and well established system planning principles.'

The Company's filing also includes a proposed $24 million consumer education program involving a broad-based multi-media approach using direct mailings, bill inserts, radio and television advertisements, newspaper ads, news releases, customer meetings, and a toll-free 800 number service to answer customer questions.

The communications `will emphasize plain language, and will be thoroughly evaluated on a continuing basis to ensure their effectiveness in educating consumers as to the choices available to them.'

Part of the education effort will involve communications specifically targeted to low income customers to help them maintain their electric service through such programs as the Company's Customer Assistance Program (CAP), Low Income Usage Reduction Program (LIURP), Low Income Heating Energy Assistance Program (LIHEAP), and Matching Energy Assistance Fund (MEAF).

Currently, PECO Energy has by far the largest and most comprehensive assistance programs in the Commonwealth for low income customers, with approximately 40,000 customers already enrolled, and the filing indicates the Company intends to build upon these programs in the future.

PECO Energy is one of the first utilities in the Commonwealth to file its restructuring plan. The PUC is required to hold hearings on the plan, and to provide a ruling by the end of the year."

                                      * * *


                                   SIGNATURES




Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                                           PECO ENERGY COMPANY


                                                            s\ J. B. Mitchell
                                                        Vice President - Finance
                                                              and Treasurer


April 1, 1997
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